Exhibit 4.13

EXHIBIT C to Written Circular for Topic

“HR Matters: Approval of the Management Board Compensation System

2020+” to the HR Committee & Supervisory Board of Fresenius Medical

Care Management AG in March 2020

Fresenius Medical Care Management AG

Management Board

Long Term Incentive Plan 2020

(MB LTIP 2020)

STRICTLY CONFIDENTIAL

PLAN CONDITIONS – MANAGEMENT BOARD LONG TERM INCENTIVE PLAN 2020

1.                                      Preamble and Purpose

1.1                               The supervisory board (the Supervisory Board) of Fresenius Medical Care Management AG (the General Partner), the general partner of Fresenius Medical Care AG & Co. KGaA (the Company), decided to establish the Fresenius Medical Care Management Board Long Term Incentive Plan 2020 (the Plan) to grant virtual performance-based shares of the Company (the Performance Shares) to the members of the management board (the Management Board) of the General Partner (each a Participant) as a long-term oriented compensation component for fiscal years 2020 to 2023, with the value of the Performance Shares (determined as provided in this Plan) to be paid to Participants in the form of actual and publicly traded shares of the Company (Bonus Shares) that shall be accessible to the Participants only after the expiry of a minimum holding period of one year (the Bonus Share Awards). In case the essential part of the managerial activities of a member of the Management Board is the management of an Affiliated Company, the Supervisory Board, in its reasonable discretion and in the individual case, is entitled to grant Performance Shares according to this Plan in whole or in part as compensation for such managerial activity.

1.2                               Subject to the following provisions, the Performance Shares may entitle the Participants to an allocation of a notional cash amount by the Company. The Company shall transfer a cash amount equal to such notional amount (after applicable payroll withholding taxes, contributions and other expenses in line with Clause 11) to a credit institution commissioned by the Company for the purpose of settling a Participant’s Bonus Share Award (the Settlement Institution), and the Settlement Institution shall upon request of the Company purchase Bonus Shares on the stock exchange or in the open market (Freiverkehr) for the Participant’s account as set out in clause 8.2. The Plan contains the requirements, terms and conditions as well as the procedures for the grant and settlement of Performance Shares as well as the purchase and administration of Bonus Shares (the Plan Conditions); the Plan has been adopted by the Supervisory Board.

1.3                               The purpose of this Plan is to align the interests of the Participants with the interests of the Company and its shareholders in encouraging the long-term and sustainable growth of the Company. This Plan offers the Participants a competitive and transparent compensation component which links the long-term benefits for the Participants with the long-term successful development of the Company.

1.4                               The Plan is a stock bonus plan and not a stock purchase plan, and the Company’s grant of a Bonus Share Award shall not constitute an “offer,” “offer to sell” or “sale” of Bonus Shares to Participants “for value” as such terms are used in the U.S. Securities Act of 1933, as amended (the “Securities Act”). Without limiting the generality of the foregoing, the Plan shall be maintained and administered in such manner that (i) Participants shall not individually bargain to pay or contribute cash or other tangible or definable consideration to the Plan, to the Company or to the Settlement Institution as a condition to, or in payment in whole or in part for, Bonus Shares, (ii) Participants shall have no authority or discretion to determine whether Performance Shares Proceeds are converted to Bonus Share Awards or to make any other investment decision relating to the grant of Bonus Share Awards or the acquisition of Bonus Shares, and (iii) Bonus Shares shall be delivered to recipients of Bonus Share Awards under the Plan at no direct cost to Participants and without imposition of any other terms or conditions that would require the registration of the Bonus Shares under the Securities Act.

1.5                               Capitalized terms used in this Plan but not defined in the body of the Plan are defined in Clause 16.

2.                                      Eligibility to receive Performance Shares and the possibility of Bonus Share Awards

2.1                               The eligibility of Participants to receive Performance Shares will be finally determined by the Supervisory Board, in each case – i.e. for each grant – in accordance with the terms of this Plan.

2.2                               This Plan does not establish and should not be read or construed so as to establish a legal right to receive Performance Shares as a basis for a Bonus Share Award or a legal right to the possibility of a Bonus Share Award. Neither the status or possible status as a Participant nor the fact that a Participant was granted Performance Shares, a Bonus Share Award, or both, in previous periods shall be interpreted as an obligation that Performance Shares and the possibility of a Bonus Share Award according to this Plan shall be granted or, if granted, shall continue to be granted or conceded in the future. In particular, granting Performance Shares and the possibility of a Bonus Share Award do not constitute an operational practice (betriebliche Übung) even if Performance Shares and Bonus Share Awards have been granted or made possible for several successive years.

3.                                      Performance Shares

3.1                               Performance Shares issued under the Plan may entitle a Participant in accordance with the Plan Conditions to an allocation of a notional cash amount by the Company or by any Affiliated Company as a basis for a Bonus Share Award.

3.2                               A Performance Share is a non-equity, cash-settled virtual compensation instrument. The Performance Shares will not be evidenced by certificates. The vesting of Performance Shares only forms the basis for the notional cash amount to be transferred by the Company to the Settlement Institution to settle a Bonus Share Award made to the Participant.

4.                                      Grant of Performance Shares

4.1                               Subject to final determination by the Supervisory Board, the Participants will be granted Performance Shares within a time period of four years starting on 1 January 2020. For fiscal year 2020, Performance Share grants may be made with effect as per 27 July 2020 and for fiscal year 2021 and consecutive years, Performance Share grants may be made with effect as per 1 March (each a Grant Date). If a Participant’s initial service agreement with the General Partner comes into effect after the Grant Date in any relevant fiscal year, the respective Grant Date shall be the effective date of the service agreement of such Participant. The Supervisory Board may, however, resolve to deviate from each such Grant Date in case of objective grounds (sachliche Gründe).

4.2                               Each Participant will be awarded an individual grant value in the currency in which the Participant receives his or her base salary (the Grant Currency) from the General Partner at the time when the Grant Value is determined by the General Partner (the Grant Value). The Grant Value shall be an amount equal to 135% of a Participant’s Total Fixed Annual Remuneration of the fiscal year for which the relevant Performance Shares shall be granted. In case of an increase or decrease, as the case may be, of the Total Fixed Annual Remuneration during a fiscal year and after a relevant Grant Date, the Grant Value for the respective financial year shall be retroactively increased or decreased, as the case may be, with effect as per the Grant Date to ensure that the Grant Value for each fiscal year shall amount to 135% of a Participant’s Total Fixed Annual Remuneration, as may be amended, for such fiscal year (including any relevant increase or decrease, as the case may be). The Supervisory Board may, however, resolve to deviate from such Grant Value in case of objective grounds (sachliche Gründe). To determine the number of Performance Shares to be granted to the respective Participant (the Number of Granted Performance Shares) the Grant Value denominated in the Grant Currency will be converted into Euro based on the average Foreign Currency Exchange Rates over a period of 30 (thirty) calendar days prior to each Grant Date (the FX Rates at Grant Date) and divided by the value per Performance Share at Grant Date. The value per Performance Share will be determined in accordance with IFRS 2 on each respective Grant Date, denominated in Euro, and considering the average Stock Exchange Price over a period of 30 (thirty) calendar days prior to such Grant Date. For the avoidance of doubt, the Number of Granted Performance Shares will be rounded up or down to the next closest integer number (e.g. 124.54 will result in 125). The amount of the individual Grant Value shall be determined on the basis of the Participant’s individual performance and the Participant’s responsibilities within FME Group. This determination will be made for each grant at the Supervisory Board’s discretion.

4.3                               The grant of Performance Shares will be made without any payment by the Participant.

4.4                               The grant shall be communicated to the Participants in text form, i.e. by mail, email or via an online platform. No grant shall be effective unless and until it is communicated to the Participant.

5.                                      Performance Targets

5.1                               Based on the degree of attainment of three pre-determined financial targets (the Performance Targets) the number of Performance Shares to Vest can vary from 0% to 200% of the Number of Granted Performance Shares. The three Performance Targets are:

(a)                                 Revenue Growth

(b)                                 Net Income Growth and

(c)                                  Return on Invested Capital.

5.2                               The achievement of the respective Performance Targets in relation to each grant of Performance Shares is measured over a performance period of three years starting from the beginning of the calendar year in which the respective grant was made (the Performance Period) and is determined as follows:

(a)                                 Revenue Growth shall mean the annual growth of revenues of the Company as determined in accordance with IFRS using the consolidated, reported and audited figures in Euro of the financial statements prepared in accordance with IFRS. The growth rates are determined at Constant Currency.

For Revenue Growth, a target achievement of 100% is reached at an average annual Revenue Growth throughout the Performance Period of 6%. For Revenue Growth between 1% to 6% and 6% to 11% the target achievement is linearly interpolated — see Figure 1. The target achievement for this Performance Target is capped at 200% for each year of the Performance Period.

	Growth	Achievement	Weight
Performance Target 1:	< 1%	0%
Revenue Growth	6%	100%	1/3
	> 11%	200%

Figure 1 — Revenue Growth

In case of changes to IFRS accounting principles in the first year in which such changes become effective the relevant figures of the respective prior year as restated according to such changes should form the basis for the determination of the growth in revenues. If such restatements will not be made, pro forma figures for the relevant year in which such changes become effective for the first time shall be calculated under the old regime with reasonable effort to determine the Revenue Growth.

(b)                                 Net Income Growth shall mean the annual growth of net income attributable to the shareholders of the Company determined in accordance with IFRS using the consolidated, reported and audited figures in Euro of the financial statements prepared in accordance with IFRS. The growth rates are determined at Constant Currency.

For Net Income Growth, a target achievement of 100% is reached at an average annual Net Income Growth throughout the Performance Period of 5%. For a Net Income Growth between 0% to 5% and 5% to 10% the target achievement is linearly interpolated — see Figure 2. The target achievement for this Performance Target is capped at 200% for each year of the Performance Period.

	Growth	Achievement	Weight
Performance Target 2:	< 0%	0%
Net Income Growth	5%	100%	1/3
	> 10%	200%

Figure 2 - Net Income Growth

In case of changes to IFRS accounting principles in the year in which such policies become effective the relevant restated figures of the prior year should form the basis for the determination of the Net Income Growth. If such restatements will not be made, pro forma figures for the relevant year in which such changes become effective for the first time shall be calculated under the old regime with reasonable effort to determine the Net Income Growth.

(c)                                  Return on Invested Capital (ROIC) shall mean the ROIC level based on the Company’s consolidated, reported and audited financial statements determined in accordance with IFRS.

The ROIC is measured against a target ROIC (the Target ROIC). The Target ROIC corresponds to the ROIC level at which a target achievement of 100% is reached. The Target ROIC is 6.0% for each year of the Performance Period. For a ROIC level between 5.5% to 6.0% and 6.0% to 6.5% the target achievement is linearly interpolated — see Figure 3. The target achievement for this Performance Target is capped at 200% for each year of the Performance Period.

	Level	Achievement	Weight
Performance Target 3:	<5.5%	0%
ROIC level against Target ROIC	6.0%	100%	1/3
	>6.5%	200%

Figure 3 - ROIC level against the Target ROIC

In case of changes to IFRS accounting principles first effective on or after 1 January of the respective year of grant, the ROIC determining the respective ROIC target achievement for the relevant year in which such changes become effective for the first time as well as for the relevant consecutive years of that grant shall be calculated under the old regime with reasonable effort to determine the ROIC level.

5.3                               The achievement of the Performance Targets is determined annually, as described in Clause 5.2, and for each year of the Performance Period and as soon as the Company’s audited figures for such respective year are available (the Yearly Target Achievement); for this purpose, the three Performance Targets are weighted equally (i.e. 1/3, 1/3, 1/3).

Example:

5.4                               The overall target achievement (the Overall Target Achievement) for each respective grant of Performance Shares is calculated by taking the average of the Yearly Target Achievements of the respective Performance Period; for this purpose, each Yearly Target Achievement is weighted equally (i.e. 1/3, 1/3, 1/3).

Example:

5.5                               The total number of Performance Shares attributable to each Participant to vest (the Number of Performance Shares to Vest) is calculated by multiplying the Number of Granted Performance Shares with the Overall Target Achievement.

Example:

5.6                               The individual figures for each Performance Target shall be rounded using commercial rounding to the second decimal place of the percentage figure (e.g. 8.1523% will result in 8.15%). The Yearly Target Achievement and the Overall Target Achievement shall be rounded using commercial rounding to the next integer in percentage points (e.g. 129.93% will result in 130%). Similarly, the number of Performance Shares to Vest shall be commercially rounded to the next integer number (e.g. 162.5 will result in 163).

6.                                      Vesting of Performance Shares

6.1                               Vesting Date

Subject to the terms of this Plan, the Performance Shares will vest on the date of the third anniversary of the respective Grant Date (the Vesting Date). Exceptions or modifications may apply in special cases described in Clause 9.

6.2                               Additional Vesting Conditions

Subject to the terms of this Plan, the Performance Shares furthermore will vest only on the conditions and insofar as

(a)                                 the Participant continuously has been in a service relationship with FME Group from the Grant Date to the Vesting Date (the Service Condition). In case the Service Condition has not been fulfilled, the respective Performance Shares are forfeited on the date on which the service relationship of the Participant with FME Group ends. Exceptions or modifications may apply in special cases described in Clause 9 hereinafter; and

(b)                                 in relation to or in connection with his or her service relationship with FME Group, the Participant has not committed any violations of legal provisions or other rules, e.g. internal guidelines of FME Group (the Compliance Violations). If, following a corresponding investigation, Compliance Violations have been determined conclusively with respect to a Participant, the Supervisory Board is entitled to declare within its reasonable discretion and in due consideration particularly of the nature and the severity of the Compliance Violation the forfeiture, in whole or in part, of the Performance Shares granted to such Participant. The Participant shall be informed of the extent of the forfeited Performance Shares and of the reasons for the corresponding decision in text form, i.e. by mail, email or via an online platform.

7.                                      Performance Shares Proceeds as the basis for the Bonus Share Award

7.1                               Performance Shares Proceeds

Performance Shares Proceeds correspond to the average Stock Exchange Price in cash in the period of 30 (thirty) calendar days prior to the Vesting Date (the Performance Shares Proceeds). Subject to deviating special provisions of this Plan set forth in Clause 9, Performance Shares Proceeds are not paid out to the Participant in cash but only form the basis for the Bonus Share Award in accordance with Clause 8 hereinafter. Performance Shares Proceeds are determined in the currency in which the Participant receives his or her base salary from the General Partner in the month of the Vesting Date (the Settlement Currency). For this purpose, the respective FX Rates at Grant Date shall be applied. The purpose of applying the FX Rates at Grant Date is to mitigate exposure to Participant’s grants arising from exchange rate fluctuations between the Grant Date and the Vesting Date. In cases of Extraordinary Developments, such as hyperinflation, the Supervisory Board is entitled to adjust the FX Rates at Grant Date to the benefit of the Participants.

7.2                               Total Cap

The amount of Performance Shares Proceeds that form the basis for the Bonus Share Award of a Participant is capped in total at an amount equaling 400% of the Grant Value received by the Participant; any exceeding amounts of Performance Shares Proceeds will be forfeited without substitution. Clauses 11, 12.2 and 12.3 remain unaffected.

7.3                               Maximum Compensation

The maximum compensation (the Maximum Compensation) is the maximum amount of all fixed and variable compensation components of a Participant as set out in the Participant’s service agreement and is determined by the Supervisory Board in accordance with section 87a para. 1 sent. 2 No. 1 of the German Stock Corporation Act. If the Maximum Compensation is reached or exceeded, the Supervisory Board may, at its discretion, reduce the amount of Performance Shares Proceeds for the respective year below the cap of 400% of the Grant Value received by the Participant to meet the Maximum Compensation for a respective year.

Example for a Participant to be paid in Euro:

8.                                      Bonus Share Awards

8.1                               Performance Shares Proceeds after taxes and contributions, if any, form the basis for the Bonus Share Award. Performance Shares Proceeds are granted to the Participant in such manner that the Performance Shares Proceeds are transferred by the Company to the Settlement Institution for the acquisition of Bonus Shares in accordance with the provisions in Clause 8.2 to 8.4 hereinafter.

8.2                               For the purpose of transferring the Performance Shares Proceeds into a Bonus Share Award, the Company shall determine the net amount of the Performance Shares Proceeds (Performance Shares Proceeds after applicable payroll withholding taxes, contributions and other expenses in line with Clause 11) attributable to a Participant’s Performance Shares. The Company shall transfer the net amount of the Performance Shares Proceeds denominated in Euro to the Settlement Institution within (10) ten stock exchange trading days following the Vesting Date and instruct the Settlement Institution on the basis of an agreement between the Settlement Institution and the Company to purchase shares of the Company for the account of the Participant, i.e. the Participant becomes beneficial owner of the Bonus Shares. The Settlement Institution shall, after having received the Performance Shares Proceeds from the Company, purchase shares of the Company for the settlement of Bonus Share Awards on the stock exchange or in open market (Freiverkehr) transactions over a period of (10) ten stock exchange trading days starting on the 11th stock exchange trading day following the Vesting Date (the Purchase Period). To the extent practicably and legally possible, the Settlement Institution shall aim to realize the Volume Weighted Average Prices (VWAP) of the Company’s share listed on the electronic XETRA trading system of Deutsche Börse AG in Frankfurt/Main or a comparable successor system over the Purchase Period. The Settlement Institution shall not purchase any shares from the Company or from any Affiliated Company. The number of shares to be purchased for the account of the Participant is determined by the net amount of the Performance Shares Proceeds. The Settlement Institution must use the entire net amount of the Performance Shares Proceeds for the purchase of shares of the Company. If this results in a fractional amount of the net amount of the Performance Shares Proceeds insufficient to purchase one additional full share of the Company, this fractional amount shall be carried forward to the next cycle of purchasing Bonus Shares. Any dividends payable on the purchased Bonus Shares in accordance with this Clause 8.2 shall be transferred to a separate account specified by the Participant.

8.3                               The Participant shall be informed of the purchase of the Bonus Shares and their number in text form, i.e. by mail, email or via an online platform.

8.4                               By means of a corresponding agreement with the Settlement Institution, the Company shall ensure that the Participant cannot dispose of the Bonus Shares for a period of one year following the deposition of the Bonus Shares into the custody account, where they are held for the account of the Participant (the Blocking Period). For the avoidance of doubt, all other shareholders’ rights deriving from the Bonus Shares, in particular the Participant’s right to vote at a general meeting of the Company and the Participant’s right to dividends, shall remain unaffected by the Blocking Period. Following the expiration of the Blocking Period, the Settlement Institution shall at the discretion of the Participant either (i) transfer the Bonus Shares to an account specified by the Participant or (ii) sell the Bonus Shares and transfer (after deduction of taxes, if any) the proceeds of such sale to an account specified by the Participant. Any remaining fractional amounts following the last purchase of Bonus Shares under this Plan shall also be transferred to such account.

8.5                               The Participant shall provide the Company or, as the case may be, the Settlement Institution with the information necessary for the processing and the execution of the Bonus Share Award and shall perform all necessary acts of cooperation. If the Bonus Share Award cannot be made because the Participant has culpably (schuldhaft) failed to provide the necessary information or perform the necessary acts of cooperation, the Supervisory Board shall be entitled to forfeit all or part of the Performance Shares Proceeds.

8.6                               The fees of the Settlement Institution and all costs in connection with the facilitation of the Bonus Share Award shall be borne by the Company (including, for the avoidance of doubt, any transaction costs incurred for the acquisition of the Participant’s Bonus Shares by the Settlement Institution as well as any costs for setting up and maintaining the Participant’s share deposit account).

9.                                      Performance Shares and Bonus Share Awards in Special Cases

9.1                               Retirement

For the purposes of this Plan, Retirement is defined as a case in which the Participant has reached the age of 63, is no longer a member of the Management Board, his or her service relationship with the General Partner has definitively ended without having been dismissed and the Participant has not and will not engage in any further service or employment relationship with the Company, an Affiliated Company or any other company (the Retirement). In case of Retirement, the Service Condition described in Clause 6.2(a) shall be deemed to be met and the Participant’s entitlement to the Performance Shares shall vest on the respective Vesting Date subject to the fulfillment of the additional vesting condition pursuant to Clause 6.2(b). For Performance Shares vesting in the year following the year of Retirement as well as in subsequent years, Performance Shares Proceeds shall be paid out to the Participant in cash without undue delay following the Vesting Date, and in all cases shall be paid prior to 15 March of the calendar year following the Vesting Date. In these cases and for these Performance Shares a transformation of the Performance Shares Proceeds into a Bonus Share Award in accordance with Clause 8 is no longer necessary.

9.2                               Occupational Disability

Without prejudice to the scope of Clause 9.1, Clause 9.1 sentences 2 to 4 shall apply mutatis mutandis in the case of Occupational Disability, provided that (i) the Participant provides adequate proof of his or her Occupational Disability to the General Partner within three months following the date of the occurrence of the Occupational Disability and (ii) the Participant is no longer a member of the Management Board and the Participant’s service relationship with the General Partner is terminated due to the Occupational Disability. If no such proof is provided within this period of time, the Supervisory Board may declare forfeiture of the Performance Shares that have not yet vested.

9.3                               Ordinary Termination / Cancellation of Service Relationship by Agreement

Except as otherwise provided herein, if a Participant’s service relationship with the General Partner has ended by termination or agreement, all Performance Shares not vested on the effective date of the termination or the agreement are forfeited.

9.4                               Death

In case of death of a Participant, the Service Condition described in Clause 6.2(a) shall be deemed to be met and the Participant’s entitlement to the Performance Shares shall vest on the respective Vesting Date subject to the fulfillment of the additional vesting condition pursuant to Clause 6.2(b). The Heirs of the Participant are entitled to a cash payout of the Performance Shares Proceeds without undue delay following the Vesting Date, and in any case prior to 15 March of the calendar year following the Vesting Date, if they give evidence of their entitlement to the Company or an office named by the Company within three months after the death of the Participant; otherwise, the Supervisory Board may declare the Performance Shares to be forfeited. For the avoidance of doubt, the Performance Shares Proceeds will not be transferred into Bonus Shares pursuant to Clause 8. Clause 9.5 (Termination for Cause) remains unaffected.

9.5                               Termination for Cause

Notwithstanding other cases in which Performance Shares are forfeited or may be declared forfeited in accordance with the provisions of this Plan, all Performance Shares shall be forfeited if the Participant’s service agreement was terminated by the General Partner for good cause, or if at the time of leaving, there were grounds which would have entitled the General Partner to terminate the service agreement for good cause.

9.6                               Engagement with Fresenius Group

The Performance Shares shall not be affected by the transfer of a Participant’s service agreement from the Company or from an Affiliated Company to Fresenius SE & Co. KGaA or to an affiliated company of Fresenius SE & Co. KGaA within the meaning of sections 15 et seqq. of the German Stock Corporation Act (Aktiengesetz), including Fresenius Management SE.

9.7                               Effect of Change in Status as General Partner

If the General Partner ceases to exercise the function of the Company’s general partner, all Performance Shares granted to a Participant shall be forfeited.

9.8                               Impact on any Blocking Period for Bonus Shares

Any Blocking Period for Bonus Shares of a Participant shall remain unaffected in the special cases pursuant to Clauses 9.1 to 9.7. For the avoidance of doubt, such Blocking Period shall also apply vis-a-vis a Participant’s Heirs.

9.9                               Exceptional Cases in special circumstances

In exceptional cases in special circumstances, the Supervisory Board can waive or amend the provisions of this Clause 9, taking duly into account the Company’s interests.

10.          No Transferability / Forfeiture

10.1                        Performance Shares granted under this Plan and Performance Shares inherited according to Clause 9.4 are not transferable. Any other purported transfer, assignment or disposal of Performance Shares, such as the granting of sub-participations therein, pledging, granting usufruct rights (Nießbrauch) or the formation of a trust, shall be void and invalid. The same applies to legal transactions which are economically equal to a transfer or assignment.

10.2        Clause 10.1 shall apply mutatis mutandis to Bonus Shares subject to a Blocking Period.

11.          Taxes, Contributions and other Expenses

11.1        General

Performance Shares Proceeds are considered gross income. All taxes or contributions incurred in connection with the Plan shall be borne by the Participant or Participant’s successors in title, if legally permitted and subject to the reservation of relevant internal tax settlement guidelines and/or provisions agreed with the Participant. Any legal obligation of the General Partner, the Company or an Affiliated Company to pay income tax and other taxes or contributions on behalf of the Participant remains unaffected. The General Partner, the Company or Affiliated Companies are entitled for this purpose to deduct the necessary amounts from the remuneration of the Participant until the tax and contributions are completely repaid or to require the Participant to pay or provide for payment of at least the minimum amount of any taxes and contributions that the General Partner, the Company or an Affiliated Company may be required to withhold with respect to the Plan. The General Partner can make the payout under the Plan to the Participant conditional, inter alia, on evidence of payment of tax and/or contributions, or that adequate security is provided by the Participant. In this respect, the provisions of Section 38 (4) Income Tax Act (Einkommensteuergesetz) are referred to. The Participant shall be responsible for his or her own tax advice prior to his or her participation in the Plan. The General Partner, the Company or any Affiliated Company make no assurances and provide no guarantees concerning the existence or otherwise of any tax obligations. The Participant will receive from the General Partner or Company a certificate as to the financial benefit received.

11.2                        Foreign Participants in this Plan

If the Participant is not liable for tax in Germany, the above provisions shall apply according to the applicable foreign tax law and/or double taxation agreements.

11.3                        Dividends and Sale Proceeds

Taxes, social security and other charges connected to dividends and sale proceeds shall be borne exclusively by the Plan Participant or Participant’s successor in title, if legally permitted.

11.4                        Section 162(m) of the U.S. Internal Revenue Code

If the Supervisory Board, in its sole discretion, determines at the request of the Management Board that the limitations on deductions under section 162(m) of the U.S. Internal Revenue Code (the IRC) may apply to Performance Shares granted to Participants hereunder, the Supervisory Board shall be entitled to decide upon the grant of Performance Shares made to such Participants.

12.                               Procedure, Ending and Adjustment of the Plan

12.1                        Unless otherwise provided in this Plan, the Plan shall be interpreted, waived, adjusted or otherwise administered, and may be amended or modified by the Supervisory Board and all Performance Shares granted to the Participants will be approved by the Supervisory Board. Adjustments to the Plan may also be made with regard to Performance Shares which have already been granted, provided that this does not affect the value of the Performance Shares or that the Participant is fully compensated for any financial loss suffered. For the avoidance of doubt, any such adjustments with regard to Performance Shares which have already been granted should not result in a retroactive reduction or lowering of relevant performance target levels pursuant to this Plan.

12.2                        In case of Extraordinary Developments, the Supervisory Board is entitled to cap grants of Performance Shares and/or Performance Shares Proceeds to be paid to the Participants under the Plan.

12.3                        Furthermore, the Supervisory Board is entitled to determine in certain cases, based on its respective reasonable discretion, that any extraordinary commercial, tax or similar impacts that may occur during any relevant Performance Period affecting the level of Yearly Target Achievement and/or Overall Target Achievement in relation to individual grants shall in full or in part be disregarded for purposes of determining Yearly Target

Achievement and/or Overall Target Achievement pursuant to this Plan in relation to such grants.

12.4                        If the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the U.S. federal securities laws, the Company shall be entitled, without prejudice to Clause 12.5 hereafter, to recover to the full extent required under then current and applicable law and or applicable stock exchange listing rules from the Participants who received any bonus or other incentive-based compensation (including, without limitation, Performance Shares or a Bonus Share Award) based on the erroneous data during the period or periods defined in such law that precede the date the Company is required to prepare the accounting restatement, (i) the amount of such bonus or other incentive-based compensation in excess of what would have been paid to the executive officer under the accounting restatement and (ii) such other amounts, if any, as may be recoverable by applicable law.

12.5                        If the Participants have committed Compliance Violations which have occurred and/or have been determined conclusively only after the Vesting Date, the Supervisory Board is entitled within its reasonable discretion to claim back the Performance Shares Proceeds, in whole or in part, from the Participant in the Company’s name, provided that and insofar as the Company makes the repayment claim in writing, stating the reasons for such claim before the expiry of a period of three years starting on the day on which the Performance Shares Proceeds have been transferred into a Bonus Share Award. For the avoidance of doubt, the Company’s rights pursuant to this Clause 12.5 shall not prejudice any other rights the Company may have against the Participant in relation to any Compliance Violations under or in connection with his or her service relationship with FME Group.

12.6                        In general, benefit payments remain subject to a substantial risk of forfeiture until they are paid under Clause 8.1, due to the Service Condition imposed under Clause 6.2(a). In such cases, there is no “deferred compensation” and the constraints imposed by U.S. Internal Revenue Code Section 409A do not apply. In the case of payments due to Retirement (Clause 9.1), Occupational Disability (Clause 9.2) and death (Clause 9.4), there is no “deferred compensation” because the benefit is paid within the short-term deferral period described in Treasury Regulation Section 1.409A-1(b)(4). However, when a Participant attains age 63 the substantial risk of forfeiture lapses (due to the Retirement provision of Clause 9.1), and Plan benefits may then constitute “deferred compensation.” In those cases, the Plan complies with Section 409A by paying benefits on the fixed date specified in Clause 8.2, thereby complying with Treasury Regulation Section 1.409A-3(a)(4).

The administration of any amounts payable hereunder that constitute “deferred compensation” within the meaning of Section 409A will comply with Section 409A, and this Plan shall be administered, interpreted and construed in a manner intended to avoid the imposition of additional taxes, penalties or interest under Section 409A. The

Supervisory Board may exercise its right to adjust the Plan pursuant to Clause 12.1 above in order to preserve the intended tax consequences of the Performance Shares, and avoid the imposition of any tax under Section 409A. Notwithstanding the foregoing, the Participant shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of the Participant or his or her beneficiaries in connection with this Plan (including any taxes, penalties and interest under Section 409A), and neither the Company nor the General Partner shall have any obligation to indemnify or otherwise hold the Participant (or any beneficiary) harmless from any or all of such taxes, penalties or interest.

In the event that any payment to the Participant is deemed to be an instalment payment of nonqualified deferred compensation under Section 409A, each individual instalment payment shall be deemed to be a separate “payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii).

Other than by taking actions specifically permitted under this Plan, the Participant shall not have the right, directly or indirectly, to designate the taxable year during which a payment shall be made under this Plan.

13.                               Liability Risks, Exchange Risks and Tax Risks

13.1                        The liability of the Company and the General Partner or their respective legal representatives, employees and agents for simple negligence and consequential loss and loss of profit is excluded.

13.2                        The Company and the General Partner grant no warranty for the general market development and price of the shares of the Company after granting Performance Shares or Bonus Shares or for any other point or period in time. Therefore, the acceptance of Performance Shares as well as the receipt of a Bonus Share Award is at the sole risk of each Participant.

13.3                        The Company and the General Partner grant no warranty that the tax and contributions deducted in accordance with Clause 11 (Taxes, Contributions and other Expenses) or other tax and contributions payable by the Participants will be charged only on the Performance Shares Proceeds. Depending on a Participant’s personal circumstances, double taxation might occur if the Plan is subject to taxation in several countries. The Participants are advised to obtain advice on their personal tax situation.

14.                               Term of the Plan

This Plan will be effective as of 1 January 2020 and shall apply to grants of Performance Shares in financial years 2020, 2021, 2022 and 2023 and the corresponding Bonus Share Awards until the end of the respective Blocking Period. The Plan will terminate upon the end of the Blocking Period for Bonus Share Awards executed as a result of the grant of Performance Shares in fiscal year 2023; in case no grants of Performance Shares were made in fiscal year 2023, the Plan expires at the end of the Blocking Period for Bonus Share Awards executed as a result of the last grant of Performance Shares under this Plan. Clauses 12.1 and 12.4 remain unaffected.

15.                               Miscellaneous Provisions

15.1                        This Plan is subject to German law without regard to the rules on conflict of laws.

15.2                        No provisions contained in this Plan (or in any documents referring to this Plan) transfer to a Participant or possible Participant any right to request the continuation of its service relationship with the General Partner. No service agreement can be deducted from this Plan (or from any documents referring to this Plan), nor shall it have any effect on the right of the Company or the General Partner to change compensation or other benefits of such Participant or to terminate its service relationship with or without notice. This applies subject to the provision that this Plan or any document connected therewith will adversely influence any independent contractual right of these persons.

15.3                        If any provision of this Plan is invalid or unenforceable, the validity of the remaining provisions of the Plan shall not be affected. The same applies if it is ascertained that the Plan is subject to an omission. In these cases, the invalid or unenforceable provision shall be substituted, or an omission repaired by such provision which most closely corresponds to the intended purpose of this Plan.

15.4                        References and headings attributed to individual Clauses and Sub-clauses of this Plan are solely for the purpose of easier reference. These headings are in no case significant or relevant for the interpretation of the Plan.

15.5                        No provision in this Plan leads to or infers a presumption that the authority of the Supervisory Board to issue Performance Shares or approve other compensation connected or not connected to shares granted under any other share based long-term incentive program or any other authority may in any way be restricted.

16.                               Definitions

16.1                        Affiliated Company means any company within FME Group with the exception of the Company.

16.2                        Blocking Period is defined in Clause 8.4.

16.3                        Bonus Shares is defined in Clause 1.1

16.4                        Bonus Share Award is defined in Clause 1.1

16.5                        Company is defined in Clause 1.1.

16.6                        Compliance Violations is defined in Clause 6.2(b).

16.7                        Constant Currency shall mean that for the purpose of this Plan the calculation of the figures stated under IFRS denominated in Euro shall be adjusted for currency effects. For the ascertainment of the currency adjustment all line items of the profit and loss statements of the companies that are included in the consolidated financial statements and which have a functional currency other than the reporting currency (Euro) of the group are translated with the average exchange rates of the year of the consolidated financial statements that are the basis for the comparison.

16.8                        Occupational Disability means that a Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer. For purposes of this Plan, a Participant shall be deemed disabled if determined to be totally disabled by the U.S. Social Security Administration. A Participant shall also be deemed disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer; provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section. This definition applies solely for determinations with respect to US Taxpayers under Clause 9.2.

16.9                        Extraordinary Developments shall mean any kind of extraordinary scenarios in which the price of the Company’s shares would have lost any reasonably arguable correlation to the Company’s intrinsic enterprise value; however, no such Extraordinary Development shall be applicable in cases in which the price of Company’s shares rises (even substantially) as a result of the performance of the Participants.

16.10                 FME Group stands for the group of entities including the General Partner, the Company and its affiliated companies within the meaning of sections 15 et seqq. of the German Stock Corporation Act, with the exception of Fresenius SE & Co. KGaA and the companies affiliated with Fresenius SE & Co. KGaA within the meaning of sections 15 et seqq. of the German Stock Corporation Act in any manner other than through the Company.

16.11                 Foreign Currency Exchange Rates means the nominal prices of the foreign exchange rates as published by the European Central Bank. If no prices are published by the

European Central Bank, the Supervisory Board is entitled to agree on a suitable other form for obtaining the prices.

16.12                 FX Rates at Grant Date is defined in Clause 4.2.

16.13                 General Partner is defined in Clause 1.1.

16.14                 Grant Currency is defined in Clause 4.2.

16.15                 Grant Date is defined in Clause 4.1.

16.16                 Grant Value is defined in Clause 4.2.

16.17                 Heir means the person, the persons, the trust or trusts, which are nominated by a Participant or, if no such nomination is made, is or are entitled by will or the respective applicable law in the event of the death of a Participant, to receive the benefit of the Performance Shares under this Plan. The concept “heir” therefore also includes the executor appointed by will or the administrator appointed by the court, if no heir is named and is in a position to act under the given circumstances.

16.18                 IFRS means the “International Financial Reporting Standards” which are issued by the International Accounting Standards Board, as amended.

16.19                 IRC means the U.S. Internal Revenue Code of 1986, as amended from time to time.

16.20                 Management Board is defined in Clause 1.1.

16.21                 Maximum Compensation is defined in Clause 7.3.

16.22                 Net Income Growth is defined in Clause 5.10.

16.23                 Number of Granted Performance Shares is defined in Clause 4.2.

16.24                 Number of Performance Shares to Vest is defined in Clause 5.5.

16.25                 Overall Target Achievement is defined in Clause 5.4.

16.26                 Participant is defined in Clause 1.1.

16.27                 Performance Period is defined in Clause 5.1.

16.28                 Performance Shares is defined in Clause 1.1.

16.29                 Performance Shares Proceeds is defined in Clause 7.1.

16.30                 Performance Targets is defined in Clause 5.1.

16.31                 Plan is defined in Clause 1.1.

16.32                 Plan Conditions is defined in Clause 1.2.

16.33                 Purchase Period is defined in Clause 8.2.

16.34                 Retirement is defined in Clause 9.1.

16.35                 Return on Invested Capital (ROIC) is defined in Clause 5.1(c).

16.36                 Revenue Growth is defined in Clause 5.1(a).

16.37                 Securities Act is defined in Clause 1.4.

16.38                 Service Condition is defined in Clause 6.2(a).

16.39                 Settlement Currency is defined in Clause 7.1.

16.40                 Settlement Institution is defined in Clause 1.2.

16.41                 Stock Exchange Price means the closing price (Schlusskurs) of the Company’s shares in the electronic XETRA trading system of Deutsche Börse AG in Frankfurt/Main or a comparable successor system denominated in Euro. If no closing price is set in the XETRA trading system, the Supervisory Board is entitled to agree on a suitable means of replacing the closing price.

16.42                 Supervisory Board is defined in Clause 1.1.

16.43                 Target ROIC is defined in Clause 5.1(c).

16.44                 Total Fixed Annual Remuneration shall have the meaning as defined in each Participant’s service agreement.

16.45                 Treasury Regulations means the income tax regulations, including temporary and proposed regulations, promulgated under the U.S. Internal Revenue Code by the United States Treasury, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

16.46                 Vesting Date is defined in Clause 6.1.

16.47                 Yearly Target Achievement is defined in Clause 5.3.